Exhibit 10.9

DIRECTORS COMPENSATION SUMMARY SHEET

Independent directors receive compensation for board service, paid in arrears on a quarterly basis within 45 days of the end of each quarter. The compensation consists of an annual cash retainer, additional annual cash retainers for committee chairs, annual stock retainer, fees for meeting attendance, and an annual cash and stock retainer for the Chair of the board, as follows:

Annual cash retainers

Each director $165,000

Chair of the board $50,000

Committee Chairs (in addition to regular director retainer)

Audit Committee $15,000

Compensation Committee $10,000

Nominating and Corporate Governance Committee $10,000

Annual stock retainer

Each director $35,000

Chair of the board $50,000

Meeting attendance fees

Board Meetings $2,000 per meeting

Committee Meetings (paid to committee members only) $1,500 per meeting